                                                                 EXHIBIT (a)(1)
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of
                                 Shopping.com

                                      by
                            Compaq Interests, Inc.

                                  an indirect
                          wholly owned subsidiary of
                          Compaq Computer Corporation

                                      at
                             $19.00 Net Per Share

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, FEBRUARY 12, 1999, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED JANUARY 11, 1999, BY AND BETWEEN COMPAQ COMPUTER CORPORATION AND SHOPPING.COM. THE BOARD OF DIRECTORS OF SHOPPING.COM HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OPTION AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN OWNED BY THE PURCHASER, REPRESENTS AT LEAST NINETY PERCENT (90%) OF THE SHARES OUTSTANDING ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

  IN THE EVENT THAT THE MINIMUM CONDITION IS NOT SATISFIED ON THE INITIAL EXPIRATION DATE, THE PURCHASER MAY ELECT TO EXTEND THE OFFER AND MAY WAIVE THE MINIMUM CONDITION AND AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO SUCH NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN OWNED BY THE PURCHASER, WILL EQUAL 49.9999% OF THE SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER") AND, IF A GREATER NUMBER OF SHARES IS TENDERED INTO THE OFFER AND NOT WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES (THE "REVISED MINIMUM NUMBER PRORATION") (IT BEING UNDERSTOOD THAT THE PURCHASER MAY, BUT SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE APPLICABLE EXPIRATION DATE OF THE OFFER).

                                --------------

                                   IMPORTANT

  Any shareholder who desires to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their Shares.

  Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                --------------

                     The Dealer Manager for the Offer is:
                             GREENHILL & CO., LLC

                                --------------

January 15, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
INTRODUCTION.............................................................   1
THE OFFER................................................................   3
 1. Terms of Offer.......................................................   3
 2. Acceptance for Payment and Payment...................................   5
 3. Procedure for Tendering Shares.......................................   6
 4. Withdrawal Rights....................................................   8
 5. Certain Federal Income Tax Consequences..............................   9
 6. Price Range of the Shares; Dividends on the Shares...................   9
 7. Effect of the Offer on the Market for the Shares; Stock Listing;
     Exchange Act Registration; Margin Regulations.......................  10
 8. Certain Information Concerning the Company...........................  10
 9. Certain Information Concerning Parent and the Purchaser..............  13
10. Source and Amount of Funds...........................................  15
11. Background of the Offer; Purpose of the Offer and the Merger; The
     Merger Agreement and Certain Other Agreements.......................  15
12. Plans for the Company; Other Matters.................................  28
13. Dividends and Distributions..........................................  30
14. Conditions of the Offer..............................................  30
15. Certain Legal Matters................................................  32
16. Fees and Expenses....................................................  34
17. Miscellaneous........................................................  35

Schedule I--Directors and Executive Officers of Compaq Interests, Inc. and Compaq Computer Corporation.

To the Holders of Common Stock of Shopping.com:

                                 INTRODUCTION

  Compaq Interests, Inc., a Delaware corporation (the "Purchaser") and an indirect, wholly owned subsidiary of Compaq Computer Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all issued and outstanding shares of common stock ("Common Stock"), no par value (the "Shares"), of Shopping.com, a California corporation (the "Company"), at a price of $19.00 per Share, or any higher price paid in the Offer, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Greenhill & Co., LLC, which is acting as the Dealer Manager (the "Dealer Manager"), Corporate Investor Communications, Inc., which is acting as the Information Agent (the "Information Agent"), and U.S. Stock Transfer Corporation, which is acting as the Depositary (the "Depositary").

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of shares of Common Stock which represents, when added to the Shares then owned by the Purchaser, at least ninety percent (90%) of the Shares outstanding on the date of purchase (the "Minimum Condition"). See Section 14. The Company has informed the Purchaser that, as of January 11, 1999, there were (i) 8,140,793 shares of Common Stock issued and outstanding, (ii) outstanding options to purchase an aggregate of 2,743,325 shares of Common Stock under the Company's stock plans, and (iii) 4,212,238 Shares reserved for issuance pursuant to outstanding warrants of the Company. The Merger Agreement (as defined below) provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options and other rights and securities). Based on the foregoing, the Purchaser believes that the Minimum Condition will be satisfied if 7,326,714 shares of Common Stock are validly tendered and not withdrawn prior to the expiration of the Offer.

  As a condition and inducement to Parent's entering into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company (each, a "Shareholder"), who together share voting power and dispositive power with respect to an aggregate of 1,405,475 Shares outstanding and options and warrants exercisable for 2,705,001 shares, concurrently with the execution and delivery of the Merger Agreement entered into Shareholder Agreements (the "Shareholder Agreements"), dated January 11, 1999, with Parent. Pursuant to the Shareholder Agreements, the Shareholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger with respect to such Shares upon the terms and subject to the conditions set forth therein. The Shareholders have also agreed, if requested by Parent, to exercise options and warrants held by them and to tender the Shares received upon such exercise in the Offer. See Section 11.

  As a condition and further inducement to Parent to enter into the Merger Agreement and incurring the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, the Purchaser and the Company entered into a Stock Option Agreement, dated January 11, 1999 (the "Option Agreement"), pursuant to which, among other things, the Company has granted the Purchaser an option to purchase certain newly issued shares of Common Stock, subject to certain conditions. See Section 11.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated January 11, 1999 (the "Merger Agreement"), by and between Parent and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than Shares held by Parent, the Purchaser or any other wholly owned subsidiary of Parent and Shares held by shareholders who properly perfect their dissenters' rights under California law) will be canceled and retired and converted into the right to receive $19.00 per Share, net to the seller in cash or any higher price per share of Common Stock paid in the Offer (such price, being referred to herein as the "Offer Price"), in cash payable to the holder thereof without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OPTION AGREEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

  Trautman Kramer & Company, the Company's financial advisor ("Trautman Kramer"), has delivered to the Company's Board of Directors its written opinion (the "Fairness Opinion"), dated January 11, 1999, to the effect that, as of such date, the consideration to be received by the holders of shares of Common Stock (other than Parent, the Purchaser and any affiliate thereof) pursuant to the Offer and under the terms of the Merger Agreement, is fair from a financial point of view, to such holders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to shareholders of the Company.

  The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be twenty (20) business days after the date the Offer is commenced (the "Initial Expiration Date"). If as of the Initial Expiration Date all conditions to the Offer shall not have been satisfied or waived, the Merger Agreement provides that the Purchaser may, and may continue to extend the expiration date of the Offer from time to time. In addition, in the event the Minimum Condition is not satisfied on the Initial Expiration Date pursuant to the Offer, the Purchaser may waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to such number of Shares that, when added to the Shares then owned by the Purchaser, will equal 49.9999% of the Shares then outstanding (the "Revised Minimum Number"), and, if a greater number of shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (the "Revised Minimum Number Proration") (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer). In addition, the Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. The Offer will not remain open following the time Shares are accepted for payment.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 11. Under the California General Corporation Law (the "GCL"), if the Purchaser acquires, pursuant to the Offer, the Option Agreement or otherwise, at least 90% of the Shares then outstanding, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the shareholders. In such event, Parent and the Company have agreed in the Merger Agreement to take, subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the shareholders, in accordance with Section 1110 of the GCL. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares on the date of purchase, pursuant to the Offer, the Option Agreement or otherwise and the Purchaser instead waives the Minimum Condition and amends the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares, the Purchaser would own upon consummation of the Offer 49.9999% of the Shares then outstanding, and would thereafter solicit the approval of the Merger and the Merger Agreement by a vote of the shareholders of the Company. Under such circumstances, a significantly longer period of time will be required to effect the Merger. See Sections 11 and 12.

  Under the GCL, the Merger may not be accomplished for cash paid to the shareholders if the Purchaser or Parent owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, concurrently with the execution of the Merger Agreement, and as an inducement to Parent to enter into the Merger Agreement, the Company entered into the Option Agreement with Parent. Pursuant to the Option Agreement, the Company granted to the Purchaser an irrevocable option (the "Stock Option") to purchase up to the number of Shares (the "Option Shares") that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, would constitute 90% of the Shares then outstanding at a cash purchase price per Option Share equal to the Offer Price (the "Option Price") subject to the terms and conditions set forth in the Option Agreement, including, without limitation, that the number of Shares to be issued under the Stock Option shall not exceed the number of authorized Shares available for issuance. If the Stock Option is exercised by the Purchaser (resulting in the Purchaser owning 90% or more of the outstanding Shares), the Purchaser will be able to effect a short-form Merger under the GCL, subject to the terms and conditions of the Merger Agreement. The Purchaser is required to effect a short-form Merger as soon as practicable if it is able to do so under the GCL.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

  1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, and subject to reduction in the number of Shares subject to the Offer to a number equal to the Revised Minimum Number (the "Revised Minimum Number Proration"), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, February 12, 1999, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended or (iv) amend the Offer.

  Subject to the terms of the Merger Agreement, the Purchaser may from time to time, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

  The Merger Agreement provides that, except as described below, the Purchaser will not, without the prior written consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought (except as set forth below), (iii) impose additional conditions to the Offer other than those described in Section 14,
(iv) amend any condition of the Offer described in Section 14, (v) extend the Initial Expiration Date, provided, however, that if on the Initial Expiration Date of the Offer, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may elect to extend the Expiration Date from time to time until a date not later than May 15, 1999, or (vi) amend any other term of the Offer in any manner adverse to the holders of Shares without the written consent of the Company. Notwithstanding the foregoing, in the event that less than 90% of the Shares then outstanding are tendered pursuant to the Offer on the Initial Expiration Date pursuant to the Offer, the Purchaser may elect to extend the Offer and may waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to such number of Shares equal to the Revised Minimum Number, and, if a greater number of shares are tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer).

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and subject to the Revised Minimum Number Proration, the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with
Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such shares pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

  If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedure for Tendering Shares.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

  4. Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 15, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. Certain Federal Income Tax Consequences. The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax law purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer (or the Merger) may vary depending upon, among other things, the particular circumstances of the shareholder. In general, a shareholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares.

  Provided that the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for such Shares exceeds one year. Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same time and price) sold pursuant to the Offer (or the Merger). The deduction of capital losses is subject to certain limitations.

  A shareholder that tenders Shares may be subject to backup withholding at a rate of 31% unless such shareholder provides a correct TIN and certifies that such shareholder is not subject to backup withholding, or unless an exemption applies. See "Backup Withholding" under Section 3 herein, and Instruction 9 and "Important Tax Information" in the Letter of Transmittal.

  The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Shareholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer (or the Merger) to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws. In addition, the discussion set forth above may not apply to particular categories of shareholders, including, for example, individuals who are not citizens or residents of the United States, foreign corporations, life insurance companies, tax-exempt organizations, financial institutions, and holders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation.

  6. Price Range of the Shares; Dividends on the Shares. The shares of Common Stock are traded in the over-the-counter market under the symbol "IBUY". The following table sets forth, for each of the calendar quarters indicated, the high and low reported sales price per share of Common Stock based on published financial sources. The Company did not declare or pay any cash dividends during any of the periods indicated in the table below. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the shares without the prior written consent of Parent.

                                                                Common Stock
                                                             ------------------
                                                               High      Low
                                                             -------- ---------
   1997
     Fourth Quarter (from inception on November 26, 1997)... $11 7/64 $ 8 1/2

   1998
     First Quarter.......................................... $39      $10 55/64
     Second Quarter.........................................  34 1/2   10
     Third Quarter..........................................  25 1/2    0 61/64
     Fourth Quarter.........................................  15 1/16   1 1/4

   1999
     First Quarter (through January 12, 1999)............... $20      $11 1/32

  On January 8, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company and Parent, the last reported sales price of the Shares in over-the-counter market was $13 3/16 per share of Common Stock. On January 14, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares in over-the-counter market was $18 9/16 per share of Common Stock. Shareholders are urged to obtain a current market quotation for the Shares.

  7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations.

  Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. The Common Stock is traded in over-the-counter market. The extent of the public market for the Shares and the availability of quotations depends upon such factors as the number of shareholders and/or the aggregate market value of the Shares at any time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price. The Company has represented that, as of January 11, 1999, 8,140,793 Shares were issued and outstanding.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

  The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Exchange Act registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. Since the Shares are currently traded in the over-the-counter market, they are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

  8. Certain Information Concerning the Company.

  General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

  The Company is an Internet-based electronic retailer. The Company is a California corporation with its principal executive offices at 2101 East Coast Highway, Garden Level, Corona Del Mar, California 92625. The telephone number of the Company at such offices is (949) 640-4393.

  Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1998, filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in such report and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such report and other documents and all of the financial information (including any related notes) contained therein. Such report and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                                 SHOPPING.COM

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (in thousands of dollars, except per share data)

                                                          Fiscal Year Ended
                                                             January 31
                                                        ----------------------
                                                           1998        1997
                                                        -----------  ---------
   Operating Data:
   Net sales........................................... $   850,724  $     --
   Operating income (loss)............................. $(4,970,869) $(201,697)
   Net earnings (loss)................................. $(5,522,029) $(201,697)
   Net earnings (loss) per share....................... $     (3.05) $   (0.16)

   Balance Sheet Data (at end of period):(1)
   Total assets........................................ $ 8,444,732  $     --
   Total liabilities................................... $ 1,864,496        --
   Shareholders' equity................................ $ 6,580,236        --

--------
(1) The Company completed its initial public offering on November 25, 1997, and therefore balance sheet data as of January 31, 1997 has been omitted from this table.

  Approximately 1,405,475 of the outstanding Shares, in the aggregate, and options and warrants exercisable for 2,730,001 Shares are held by the Shareholders, who have agreed, among other things, to tender, or cause to be tendered, all Shares owned by them pursuant to the Offer. The Shareholders also have granted to Parent a proxy to vote the Shares owned by them in favor of the Merger (which proxy will terminate in the event that the Purchaser waives the Minimum Condition and accepts for payment the Revised Number of Shares). See Section 11.

  Certain Company Projections. To the knowledge of Parent and the Purchaser, the Company does not as a matter of course, make public forecasts as to its future financial performance. However, in connection with the discussions concerning the Offer and the Merger, the Company furnished Parent with financial projections contained in the Company's 1998 and 1999 operating budgets prepared by management for management's 1998 and 1999 operating plan. The financial projections contained therein are based on numerous assumptions concerning revenue growth in all product and customer areas, and increases in sales and marketing and general administrative expenses.

  The Company's projections for fiscal year ended January 31, 1999 anticipated net sales of approximately $16.9 million and $179.5 million for fiscal year ended January 31, 2000.

  The Company's 1998 and 1999 operating budgets and the financial projections contained therein were prepared for the limited purpose of managing the operating plan of the Company for fiscal years 1998 and 1999. They do not reflect recent developments that have occurred since they were prepared, such as the Offer and the Merger. This reference to the projections is provided solely because such projections have been provided to the Purchaser and none of the Purchaser, Parent, the Company or any of their respective affiliates or representatives believes that such projections should be relied upon.

  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the NASDAQ National Market, located at 20 Broad Street, New York, New York 10005.

  9. Certain Information Concerning Parent and the Purchaser.

  Parent. Parent, a Delaware corporation, is a worldwide information technology company and is the largest global supplier of personal computers. The Purchaser is a Delaware entity newly formed at the direction of Parent for the purpose of effecting the Offer and the Merger. Parent owns, indirectly, all of the outstanding capital stock of the Purchaser. It is not anticipated that, prior to the consummation of the Offer, the Purchaser will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger. The offices of Parent and Purchaser are located at 20555 State Highway 249, Houston, Texas 77070.

  For certain information concerning the executive officers and directors, as the case may be, of the Purchaser and Parent, see Schedule I.

  Pursuant to the Option Agreement and the Shareholder Agreements, Parent and the Purchaser may be deemed to beneficially own 14,014,120 shares of Common Stock constituting approximately 56.1% of the total number of shares of Common Stock after giving effect to the exercise of all outstanding options and warrants (including the Option pursuant to the Option Agreement). See Section
11. Each of the Purchaser and Parent disclaims beneficial ownership of such shares. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of the Purchaser, Parent, or, to the best knowledge of the Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Parent, or any of their respective affiliates, or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has had, since January 1, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between the Purchaser or Parent, any of their respective affiliates or, to the best knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Set forth below is certain selected historical financial information with respect to Parent excerpted or derived from financial information contained in Parent's Annual Reports on Form 10-K for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively, and Parent's Quarterly Reports on Form 10-Q for the three months ended March 31, 1998, June 30, 1998 and September 30, 1998. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                          COMPAQ COMPUTER CORPORATION

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (in millions, except per share data)
                                  (unaudited)

                          Nine months ended
                            September 30,           Year ended December 31,
                          ------------------ --------------------------------------
                            1998      1997    1997    1996    1995    1994    1993
                          --------  -------- ------- ------- ------- ------- ------
Historical Consolidated
 Statement of Income
 data:
Revenue.................  $ 20,310  $ 17,261 $24,584 $20,009 $16,675 $12,605 $8,873
Income (loss) before
 provision for income
 taxes(1)(2)(3)(4)......    (3,594)    1,805   2,758   1,883   1,326   1,353    161
Net income
 (loss)(1)(2)(3)(4).....    (3,501)    1,188   1,855   1,318     893     988     19
Earnings (loss) per
 common share:
  Basic.................  $  (2.21) $   0.79 $  1.23 $  0.90 $  0.62 $  0.70 $ 0.01
  Diluted...............  $  (2.21) $   0.76 $  1.19 $  0.87 $  0.60 $  0.68 $ 0.01
Shares used in computing
 earnings (loss) per
 common share:
  Basic.................     1,585     1,502   1,505   1,472   1,442   1,405  1,348
  Diluted...............     1,585     1,557   1,564   1,516   1,492   1,463  1,388

Cash dividends declared
 per common share(5)....  $  0.045           $ 0.015
                            September 30,                 December 31,
                          ------------------ --------------------------------------
                            1998      1997    1997    1996    1995    1994    1993
                          --------  -------- ------- ------- ------- ------- ------
Historical Consolidated
 Balance Sheet data:
Current assets..........  $ 14,770  $ 11,906 $12,017 $10,089 $ 7,462 $ 6,037 $4,142
Total assets............    21,647    14,343  14,631  12,331   9,637   7,862  5,752
Current liabilities.....    10,356     5,516   5,202   4,741   3,356   2,739  2,098
Non-current
 liabilities............       852                       300     300     300
Stockholders' equity....    10,439     8,568   9,429   7,290   5,757   4,644  3,468

--------
(1) Includes charges in 1998 in connection with the acquisition of Digital Equipment Corporation and the closing of certain Compaq facilities. These charges include $3.2 billion for the write-off of purchased in-process technology and $393 million for restructuring charges related to Compaq employee separations and elimination of certain Compaq facilities.
(2) Includes a $208 million and a $241 million non-recurring, non-tax deductible charge for purchased in-process technology in connection with acquisitions in 1997 and 1995, respectively.
(3) Includes Tandem Computers Incorporated restructuring charge of $258 million in 1993.
(4) Includes a Tandem Computers Incorporated loss from discontinued operations of $222 million in 1993.
(5) Compaq Computer Corporation announced an increase in its quarterly cash dividends from $0.015 to $0.02 per common share payable on January 20, 1999, to shareholders of record on December 31, 1998.

  Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8.

  10. Source and Amount of Funds.

  The total amount of funds required by the Purchaser to purchase all outstanding Shares and Shares issuable upon the exercise of all outstanding options and warrants to purchase Shares, pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $250 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution that will be made by Parent to the Purchaser. For such capital contribution, Parent plans to use funds it has available in its cash accounts. The Purchaser has not conditioned the Offer on obtaining financing.

  11. Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement and Certain Other Agreements.

  The following description was prepared by the Purchaser and the Company. Information about the Company was provided by the Company, and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

 Background of the Offer.

  On December 14, 1998, Mr. Harold F. Enright, a Vice President of one of Parent's subsidiaries, contacted Mr. Robert McNulty, former president and chief executive officer of the Company, to inquire as to the Company's interest in discussing a potential alliance. At the meeting of representatives of Parent and the Company held on December 14, 1998, Mr. McNulty and other representatives of the Company apprised representatives of Parent of the Company's business and recent historical performance, including matters relating to the Company's technology, merchant relationships, competitive position in the industry and prospects. Mr. Enright indicated that Parent was reviewing a number of other potential opportunities, but that Parent would consider engaging in further discussions regarding a potential alliance with the Company.

  Concurrently with the foregoing preliminary discussions with the Company, Parent determined to retain a financial adviser to assist Parent's management and board of directors in the analysis of potential strategic opportunities in the electronic commerce industry. Representatives of Parent contacted representatives of Greenhill & Co., LLC ("Greenhill"), which was formally retained as of December 22, 1998. Over the course of the next several days, Greenhill held discussions with Parent to review the opportunities available to Parent.

  On December 20, 1998, following various internal management meetings and discussions with Greenhill, Parent determined to pursue further discussions with the Company. Mr. Ward communicated Parent's decision to further pursue discussions with the Company, and he held a meeting at the Company's offices in Corona Del Mar to further understand the Company's business. On December 21, 1998, following the return of representatives of Parent to their offices in Houston and internal management meetings held on that day, Parent determined to proceed with further due diligence review of the Company. Mr. Ward telephoned Mr. Denny to communicate Parent's intention and to further explore whether there was a basis for a business combination of the two companies. During that telephone conversation, Mr. Denny encouraged representatives of Parent to visit again with Company management at the Company's headquarters in Corona Del Mar to conduct further diligence.

  Over the course of December 22 and 23, 1998, Parent conducted its diligence review of the Company along with representatives of Greenhill, representatives of Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to Parent and other advisors. During this review, Parent's representatives held discussions with members of the Company's senior management relating to the Company's management and technology, and financial and legal matters. At the conclusion of these meetings, Mr. Ward indicated to Mr. Denny that Parent would contact the Company following the Christmas and New Year's holidays to inform the Company whether Parent would consider proceeding with further discussions regarding a possible acquisition.

  On January 4, 1999, following internal senior management meetings, management of Parent determined to continue its discussions with the Company. On January 6, the board of directors of Parent held a special meeting to review, with the advice and assistance of representatives of Greenhill and other advisors, the proposed acquisition of the Company. Following discussion of the business, technology, management and prospects of the Company, the board of directors of Parent authorized its management to pursue a transaction with the Company within specified parameters. Following the meeting of the board of directors of Parent, Mr. Ward telephoned Mr. Denny to inform him of the board's decision and to pursue further discussions.

  At meetings held on January 9, 1999 and attended by Mr. Ward, representatives of Greenhill and representatives of the Company, the parties discussed general business terms of a possible transaction, including a proposed transaction structure. Mr. Denny informed representatives of Parent that, after having apprised the Company's board of directors of the preliminary discussions with Parent, he had been given authority to proceed with discussion of transaction terms with Parent.

  Following price discussions between the parties, Mr. Ward informed Mr. Denny that Parent was willing to move forward to negotiate a transaction only if definitive agreements between the parties could be executed prior to the open of the business day on Monday, January 11, 1999, and that Parent was willing to proceed with a per share price based on an enterprise value of the Company that Parent determined to be approximately $220 million. Mr. Denny conveyed Parent's proposal to the Company's board of directors, which after deliberation during the evening on January 9, 1999, determined to proceed with the transaction on those terms. Mr. Denny then communicated the board's decision to Mr. Ward.

  Over the course of the day and evening of January 10, 1999 and prior to the opening of business on January 11, 1999, representatives of the parties exchanged drafts of the definitive agreements, discussed and negotiated the terms of the Merger Agreement, the Shareholder Agreements and the Option Agreement.

  In the early morning on January 11, 1999, the Company's board of directors held a special meeting to consider the terms of the Merger Agreement, the Offer, the Merger, the Option Agreement and the transactions contemplated thereby. At that meeting, the Company's board of directors reviewed the terms of the Merger Agreement, the Offer, the Merger, the Option Agreement, and the transactions contemplated thereby with the Company's management, its counsel and the Company's financial advisor, Trautman Kramer & Company ("Trautman Kramer"). At the conclusion of their presentation, representatives of Trautman Kramer delivered their oral opinion (which was subsequently confirmed in writing) to the Company's board of directors that, as of such date, the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders, from a financial point of view.

  Immediately following the conclusion of the Company's board of directors meeting, the parties executed the Merger Agreement, the Shareholder Agreements and the Option Agreement. Parent and the Company issued a press release announcing the transactions shortly before the opening of the New York Stock Exchange on January 11, 1999.

 Purpose of the Offer and the Merger.

  The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

  If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

  Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under the GCL, if available. See Section
12. Similarly, the shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

  The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 44.1% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company and Parent executed the Merger Agreement, and a more substantial premium over recent historical trading prices.

 Merger Agreement

  The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase. Capitalized terms used in this Offer to Purchase and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not (i) decrease the Offer Price, (ii) decrease the number of Shares sought in the Offer (except as set forth below), (iii) impose additional conditions to the Offer, (iv) amend any condition to the Offer described in Section 14, (v) extend the Initial Expiration Date, provided, that if on the Initial Expiration Date of the Offer, all conditions to the Offer shall not have been satisfied or waived, the Purchaser, in its sole discretion, may elect to extend the Expiration Date from time to time, or (vi) amend any other term of the Offer in any manner adverse to any holders of Shares without the written consent of the Company.

  In the event the Minimum Condition is not satisfied on any scheduled Expiration Date, the Purchaser may either (i) extend the Offer or (ii) amend the Offer to provide that, in the event (X) the Minimum Condition is not satisfied at the next scheduled Expiration Date (without giving pro forma effect to the potential issuance of any Shares issuable upon exercise of the Option Agreement) and (Y) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date is more than 50% of the then outstanding Shares, the Purchaser shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that when added to the Shares then owned by the Purchaser will equal the Revised Minimum Number and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to, accept for payment, or pay for any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable Expiration
Date). In the event that the Purchaser purchases a number of Shares equal to the Revised Minimum Number, without the prior written consent of the Purchaser prior to the termination of the Merger Agreement, the Company shall take no action whatsoever to increase the number of Shares owned by the Purchaser in excess of the Revised Minimum Number.

  The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions to the Offer, accept for payment and pay for Shares tendered as soon as legally permitted to do so under applicable law.

  The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation").

  The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Purchaser shall have purchased or caused to be purchased, the Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of the Purchaser's obligations under the Merger Agreement, (ii) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, to the extent required by the Company's Articles of Incorporation and the GCL, in order to consummate the Merger; (iii) no statute, rule, regulation or order shall have been enacted or promulgated by any United States governmental authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

  At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by owned by Parent, the Purchaser or any Shares which are held by shareholders properly exercising dissenters' rights under the GCL) will be converted into the right to receive the Offer Price paid pursuant to the Offer and (ii) each issued and outstanding share of any class or series of common stock, par value $.01 per share, of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

  The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as will give Parent representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Company's Board of Directors (after giving effect to the directors designated by Parent) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any of its affiliates bears to the number of Shares outstanding. The Company shall promptly secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company's Board of Directors, provided that (i) in the event that Parent's designees are appointed or elected to the Company's Board of Directors, until the Effective Time the Company's Board of Directors will have at least two directors who are directors as of the date of the execution of the Merger Agreement and neither of whom is an officer of the Company nor a designee, shareholder, affiliate or associate (within the meaning of federal securities laws) of Parent (one or more of such directors, the "Independent Directors") and (ii) if no Independent Directors remain, the other directors will designate two persons to fill one of the vacancies who shall not be a shareholder, affiliate or associate of Parent or the Purchaser, such person so designated being deemed an Independent Director. The Company's obligation to appoint Parent's designees to the Company's Board of Directors is subject to compliance with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

  Following the election of Parent's designees to the Company's Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement or (iii) take any other action by the Company's Board of Directors under or in connection with the Merger Agreement which would materially and adversely affect the rights of the Company's shareholders other than Parent or the Purchaser, under the Merger Agreement; provided, further, that if there will be no such directors, such actions may be effected by the unanimous vote of the entire Board of Directors of the Company.

  Shareholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law or the Company's Articles of Incorporation, in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. Subject to the terms of the Merger Agreement, the Company has agreed to include in the Proxy Statement the recommendation of the Company's Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

  The Merger Agreement provides that in the event that Parent or the Purchaser acquires at least 90% of outstanding shares of Common Stock, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 1110 of the GCL.

  Options. Pursuant to the Merger Agreement, at the Effective Time, each Company Option (as defined below), whether vested or unvested, shall be assumed by Parent and shall be converted into an option to acquire that number of shares of Parent Common Stock (as defined below) equal to (i) the number of Shares subject to the Company Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (as defined below), rounded down to the nearest whole share, at a price per Parent Common Share equal to (A) the exercise price of the Company Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio, rounded up to the nearest whole cent. Other than as described in the immediately preceding sentence, the Company Options shall be subject to the same terms and conditions as applicable immediately prior to the Effective Time. Parent shall take all action necessary for the Parent Common Shares to rank pari passu in all respects with all other Parent Common Shares then in issue and to be listed and issuable upon exercise of the Company Options to be freely tradeable on the New York Stock Exchange. The Company is required to take all necessary actions to provide that as of the Effective Time no holder of Company Options under the Stock Plans will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Company Option.

  "Company Options" means those certain options to purchase Shares which have been granted by the Company under the Company's Stock Option Plan of 1997, as amended and the options identified in Schedule 2.4 to the Merger Agreement, and in each case, which are outstanding at the Effective Time.

  "Exchange Ratio" means the quotient of (x) the Offer Price multiplied by the average per share closing price of the Parent Common Stock as reported on the New York Stock Exchange on each of the ten trading days immediately preceding the Effective Time.

  Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time, except as (i) expressly contemplated by the Merger Agreement, (ii) as set forth in Section 5.1 of the Disclosure Schedule, or (iii) as agreed in writing by Parent, after the date of the Merger Agreement, the business of the Company will be conducted in the ordinary course and consistent with past practice, and the Company will use its best efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Effective Time. In addition, the Company has agreed that it will not: (i) amend its articles of incorporation or by-laws or similar organizational documents; (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of (A) its capital stock or (B) indebtedness having general voting rights and debt convertible into securities having such rights (such indebtedness, "Voting

Debt"), or (C) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Company Options outstanding on the date of the Merger Agreement;
(iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares; (vi) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; (vii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (viii) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ix) modify the terms of any indebtedness or other liability; (x) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in the Disclosure Schedule as being in the ordinary course of business and consistent with past practice; (xi) make any loans, advances or capital contributions to, or investments in, any other; (xii) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate);
(xiii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice; (xiv) except as otherwise specifically provided in the Merger Agreement or in the Schedule 14D-9, make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise; (xv) except as otherwise specifically contemplated by the Merger Agreement or by the Schedule 14D-9 or as specifically set forth in the Disclosure Schedule, pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (xvi) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing; (xvii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent; (xviii) enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices; (xix) pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; (xx) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); (xxi) change any of the accounting methods used by it unless required by GAAP or make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment; (xxii) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A of the Merger Agreement or any of the conditions to the Merger set forth in Article VI of the Merger Agreement not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; and (xxiii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  Access; Confidentiality. Pursuant to the Merger Agreement, the Company has agreed to afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, full access during the period prior to the time the persons designated by the Purchaser have been elected to, and shall constitute a majority of, the Company Board of Directors pursuant to the terms of the Merger Agreement (the "Appointment Date"), to all its properties, books, contracts, commitments and records, and, during such period, the Company has agreed to furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Access includes the right to conduct such environmental studies as Parent, in its discretion, deems appropriate. After the Appointment Date, the Company has agreed to provide Parent and such persons as Parent shall designate with all such information, at any time as Parent shall request. Until the Appointment Date, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Offer Documents or the Proxy Statement, Parent has agreed to hold any such information which is nonpublic in confidence in accordance with the provisions of a confidentiality agreement.

  Reasonable Best Efforts. Prior to the Closing, upon the terms and subject to the conditions of the Merger Agreement, Parent, Purchaser and the Company have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger and the other Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing. In addition, each party to the Merger Agreement has agreed not to take any action after the date of the Merger Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant contained in the Merger Agreement, in connection with the receipt of any necessary approvals under the HSR Act, the Company has agreed that it will not be entitled to divest or hold separate or otherwise take or commit to take any action that limits Parent's or Purchaser's freedom of action with respect of, or their ability to retain, the Company or any material portions thereof or any of the businesses, product lines, properties or assets of the Company, without Parent's prior written consent.

  Prior to the Closing, each party has agreed to promptly consult with the other parties to the Merger Agreement with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with the Merger Agreement, the Merger and the other Transactions. Each party to the Merger Agreement has agreed to promptly inform the other parties of any communication from any Governmental Entity regarding any of the Transactions. If any party to the Merger Agreement or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party has agreed to endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of the Merger Agreement or consummation of any of the Transactions, the Company has agreed to use its best efforts to effect such transfers, amendments or modifications.

  Pursuant to the Merger Agreement, the Company and Parent have agreed to file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, each of the Company and Parent has agreed to request early termination of the HSR Act waiting period.

  Notwithstanding the foregoing, nothing in the Merger Agreement is to be deemed to require Parent or Purchaser to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any third party or Governmental Entity seeking to prevent the consummation of any of the Transactions.

  No Solicitation of Competing Transaction. Pursuant to the Merger Agreement, the Company and its Affiliates have agreed not to (and the Company will cause the officers, directors, employees, representatives and agents of the Company, and each Affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Parent, any of its Affiliates or representatives) concerning any Acquisition Proposal (as defined below), except that nothing contained in any provision of the Merger Agreement shall prohibit the Company or the Company's Board from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as provided for under the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. After the date of the Merger Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

  An "Acquisition Proposal" means any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any capital stock of the Company, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company, division or operating or principal business unit of the Company.

  Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if: (i) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board of Directors relating to any such transaction which the Board determines in good faith, represents a superior transaction to the Offer and the Merger and which is not subject to the receipt of any necessary financing; and (ii) in the opinion of the Company Board of Directors such action is required to discharge the Board's fiduciary duties to the Company's shareholders under applicable law, determined only after receipt of (A) a written opinion from the Company's investment banking firm that the Acquisition Proposal is superior, from a financial point of view, to the Offer and the Merger, and (B) a written opinion from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal meeting the foregoing criteria, a "Superior Proposal") .

  Pursuant to the Merger Agreement, the Company has agreed to immediately notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company has agreed to immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company has further agreed to promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

  Except as set forth in the following sentence, the Company Board of Directors and any committee thereof have agreed not to (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or
(iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board of Directors may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and identifying the person making such Superior Proposal, but only if the Company has caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein on such adjusted terms.

  Publicity. The parties to the Merger Agreement have agreed that the initial press release with respect to the execution of the Merger Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, until the Appointment Date, or the date the Transactions are terminated or abandoned pursuant to Article VII of the Merger Agreement, the Company and Parent have agreed to, and will cause and each of their respective Affiliates to, issue or cause the publication of any press release or other announcement with respect to the Merger, the Merger Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

  Notification of Certain Matters. Pursuant to the Merger Agreement, the Company has agreed to give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any notice pursuant to the Merger Agreement will not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice.

  Directors' and Officers' Insurance and Indemnification. Pursuant to the Merger Agreement, for six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) has agreed to indemnify, defend and hold harmless each present and former officer and director of the Company as of the date of the Merger Agreement and each person who became any of the foregoing prior to the Effective Time (each such person an "Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable California law, the terms of the Company's certificate of incorporation or the by-laws, as in effect at the date of the Merger Agreement; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

  Parent or the Surviving Corporation have agreed to maintain the Company's existing officers' and directors' liability insurance for a period of not less than three years after the Effective Time; provided, however, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event is the Company required to pay aggregate premiums for insurance under the Merger Agreement in excess of 150% of the aggregate premiums paid by the Company in 1998 on an annualized basis for such purpose; and provided, further, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by the Merger Agreement for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the aggregate premiums paid by the Company in 1998 on an annualized basis for such purpose.

  State Takeover Laws. The Company has agreed, upon the request of the Purchaser, to take all commercially reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by the Merger Agreement and the Option Agreement, including the Offer and the Merger, and the Shareholder Agreements, of any state takeover law.

  Purchaser Compliance. Parent has agreed to cause Purchaser to comply with all of its obligations under or related to the Merger Agreement.

  Cooperation. If Parent and Purchaser have not consummated the Offer within 26 business days following the date of the Merger Agreement, Parent has agreed to cooperate with the Company to obtain financing for the Company's working capital requirements.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization and qualification; capitalization; authority and corporate action relative to the Transactions; consents and approvals; public filings and financial statements; books and records; liabilities; accounts receivable; inventory; conduct of business; litigation, employee benefit plans; tax matters and government benefits; property title; plant and equipment; leases; environmental matters; bank accounts; intellectual property; employment matters; legal compliance; products liability; contractual matters; customers and suppliers; orders, commitments and returns; insurance matters; labor matters; consents; information contained in the Schedule 14D-9; information contained in the Proxy Statement; opinion of financial advisor; absence of questionable payments; personnel matters; insider interests; brokers or finders and full disclosure.

  Termination; Fees. The Transactions may be terminated or abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

    a. Subject to the terms and provisions of the Merger Agreement, by the mutual written consent of Parent and the Company; or

    b. By either of the Company or Parent if (i) the Offer shall have expired without any Shares being purchased pursuant thereto, or (ii) Purchaser has not accepted for payment any Shares pursuant to the Offer by May 15, 1999; provided, however, that the right to terminate the Merger Agreement pursuant to the terms thereof shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date; or (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

    c. By the Company (i) if Parent, Purchaser or any of their Affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to its terms if the Company is at such time in material breach of its obligations under the Merger Agreement; (ii) in connection with entering into a definitive agreement as permitted by the provisions of the Merger Agreement, provided the Company has complied with all provisions thereof, including the notice provisions contained therein, and that the Company makes simultaneous payment to Parent of funds as required by the provisions of the Merger Agreement; or (iii) if Parent or Purchaser has breached in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to Parent or Purchaser, as applicable; or

    d. By Parent (i) if, due to an occurrence, not involving a breach by Parent or Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions set forth in Annex A thereto, Parent, Purchaser, or any of their Affiliates shall have failed to commence the Offer on or prior to the fifth business day following the date of the initial public announcement of the Offer; (ii) if, prior to the purchase of Shares by Purchaser pursuant to the Offer, the Company Board of Directors has (A) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (B) recommended an Acquisition Proposal, (C) executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, Purchaser or their Affiliates, or (D) exercised its rights pursuant to Merger Agreement with respect to an Acquisition Proposal, and, directly or through its representatives, continued discussions with any third party concerning an Acquisition Proposal for more than ten business days after the date of receipt of such Acquisition Proposal; (iii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex A thereto, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company; or (iv) if the Disclosure Schedule of the Company which is to be delivered to Parent pursuant to the Merger Agreement following the Execution Date reveals matters or information that are material and adverse to the Company and the Company shall not have disclosed such matters or information to Parent on or prior to the date of the Merger Agreement.

  In the event of the termination or abandonment of the Transactions by any party to the Merger Agreement pursuant to the terms of the Merger Agreement, written notice of such termination or abandonment must be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination or abandonment of the Transactions is made, and there will be no liability on the part of the Parent or the Company except (A) for fraud or for breach of the Merger Agreement prior to such termination or abandonment of the Transactions and (B) as specified under the Merger Agreement.

  Except as specifically provided to the contrary in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses; provided; that if any legal action is instituted to enforce or interpret the terms of the Merger Agreement, the prevailing party in such action shall be entitled, in addition to any other relief to which the party is entitled, to reimbursement of its actual attorneys fees.

  If (i) the Company enters into an agreement which accepts or implements a Superior Proposal; (ii) either the Company or Parent terminates or abandons the Transactions pursuant to Section 7.1(b)(i) of the Merger Agreement and prior thereto there shall have been publicly announced another Acquisition Proposal; (iii) the Company has terminated or abandoned the Transactions pursuant to Section 7.1(c)(ii) of the Merger Agreement; or (iv) Parent has terminated or abandoned the Transactions pursuant to Section 7.1(d)(ii) or
(iv) of the Merger Agreement, then the Company shall pay to Parent an amount equal to the Termination Fee of $9,000,000 plus an amount equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions. The Termination Fee and Parent's good faith estimate of its expenses shall be paid in same day funds concurrently with the execution of an agreement referred to in section (i) above or any termination or abandonment referred to in subsections (ii), (iii) or (iv) above, whichever shall first occur, together with delivery of a written acknowledgment by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated expense payment.

 Shareholder Agreements

  The following is a summary of certain provisions of the Shareholder Agreements, dated January 11, 1999 between Parent and the shareholders identified in such Shareholder Agreements. The following summary of the Shareholder Agreements does not purport to be complete and is qualified by reference to the text of the Shareholder Agreements, copies of which are filed as Exhibits (c)(2) through (c)(12) hereto and incorporated herein by reference.

  As a condition and inducement to Parent and the Purchaser to enter into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company (each a "Shareholder") who have voting power and dispositive power with respect to an aggregate of 1,405,475 Shares outstanding and options and warrants exercisable for 2,705,001 Shares as of January 11, 1999 concurrently with the execution and delivery of the Merger Agreement have entered into the Shareholder Agreements. The Shareholders are Robert McNulty, Paul Hill, Ed Bradley, Mark Winkler, Kristine Webster, John Markley, Frank Denny, Pat Demicco, Randy Read, Cyber Depot, a corporation wholly owned by Mr. McNulty, and Kipling Isle, a corporation wholly owned by Paul Hill. Pursuant to the Shareholder Agreements, each of the Shareholders has agreed to validly tender, in accordance with the terms of the Offer promptly, all Shares subject to the Shareholder Agreements. Each Shareholder agreed not to withdraw his Shares so tendered unless the Offer is terminated or expired. Each of the Shareholders has granted Parent an irrevocable proxy with respect to the voting of such Shares in favor of the Merger, which proxy will terminate in the event that the Purchaser waives the Minimum Condition and accepts for payment the Revised Number of Shares.

  Each of the Shareholders has agreed that, prior to the termination of the Shareholder Agreements pursuant to their terms, he or she will not (i) transfer, or consent to the transfer, of any or all of the Shares or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Shareholder's obligations under the Shareholder Agreements or the Merger Agreement.

  The Shareholder Agreements, and all rights and obligations of the parties thereto, shall terminate immediately upon the earlier of (i) six months following the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time.

  In addition, the Shareholder Agreement with each of Robert McNulty, Mark Winkler, Frank Denny and Pat Demicco provides for certain non-competition and non-disclosure restrictions. Pursuant to these provisions, each such shareholder is prohibited, for a period of eighteen months following the Effective Time, from: (a) engaging in any business or activity competitive in any material manner with the business of retail sales on or through the Internet (the "Business"); (b) meaningfully assisting any business or activity competitive in any material manner with the Business; (c) taking any action with respect to the Business to solicit or divert any business (or potential business) or clients or customers (or potential clients or potential customers) away from Parent or any Affiliate; (d) inducing customers, potential customers, clients, potential clients, suppliers, agents or other persons under contract or otherwise associated or doing business with respect to the Business with Parent or any Affiliate to terminate, reduce or alter any such association or business with respect to the Business with or from Parent or any Affiliate; and (e) knowingly inducing any person in the employment of Parent or any Affiliate in the Business to (i) terminate such employment, (ii) with respect to the Business, interfere with the customers, suppliers, or clients of Parent or any Affiliate in any manner or the business of Parent or any Affiliate in any manner. In addition, each such shareholder agreed not to disclose to any person, or use or otherwise exploit for his or her own benefit or for the benefit of any person, other than Parent and/or its Affiliates, any confidential information or trade secrets (other than any of the foregoing which becomes public information without any breach of the Shareholder Agreement by such shareholder).

 Option Agreement

  The following is a summary of certain provisions of the Option Agreement, dated January 11, 1999 between Parent and the Company. The following summary of the Option Agreement does not purport to be complete and is qualified by reference to the text of the Option Agreement, a copy of which is filed as Exhibit (c)(13) hereto and incorporated herein by reference. Capitalized terms used in the following summary but not otherwise defined shall have the meanings described to them in the Option Agreement.

  Pursuant to the Option Agreement, the Company granted to the Purchaser the Stock Option to purchase the Option Shares at the Option Price, subject to the terms and conditions set forth in the Option Agreement; provided, however, that the Stock Option will not be exercisable if the number of shares subject thereto exceeds the number of authorized shares available for issuance.

  The Option Agreement provides that, subject to the conditions therein and any additional requirements of law, the Stock Option may be exercised by the Purchaser, in whole but not in part, at any one time after the occurrence of a Top-up Exercise Event (as defined below) and prior to the Termination Date (as defined below). For the purpose of the Option Agreement, a "Top-up Exercise Event" would occur upon the Purchaser's acceptance for payment pursuant to the Offer of shares of Common Stock constituting more than 50% but less than 90% of the shares of Common Stock then outstanding, and the Termination Date would occur upon the first to occur of any of the following: (i) the Effective Time;
(ii) the date which is ten (10) business days after the occurrence of a Top-up Exercise Event; (iii) the termination of the Merger Agreement and (iv) the date on which the Purchaser waives the Minimum Condition and accepts for payment the Revised Minimum Number of Shares.

  Pursuant to the Option Agreement, the Company granted to Parent an irrevocable option (the "Topping Fee Option") to purchase, at the Offer Price, a number of shares of Common Stock (the "Topping Fee Option Shares") equal to the number of authorized shares of Common Stock available for issuance (as adjusted to reflect certain changes in the Company's capitalization occurring after the date of the Option Agreement). The Topping Fee Option expires on the earliest to occur of: (i) the Effective Time, and (ii) six (6) months after any termination of the Merger Agreement pursuant to Article VII thereof (the "Topping Fee Termination Date"); provided, however, that the Topping Fee Option shall not expire if the Parent has given notice that it wishes to exercise all or any part of the Topping Fee Option prior to the Topping Fee Termination Date.

  The Option Agreement provides that, subject to the conditions therein and any additional requirements of law, the Topping Fee Option may be exercised by the Parent (or its designee), in whole or in part, if on or after the date of the Option Agreement: (a) any corporation, partnership, individual or other entity or "person" (other than Parent or any of its affiliates (a "Third Party"), shall have: (i) commenced a bona fide tender offer or exchange offer for any shares of Common Stock of the Company, the consummation of which would result in "beneficial ownership" (as defined under the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); (ii) acquired beneficial ownership of shares of Common Stock of the Company which, when aggregated with any shares of Company Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis), provided, however, that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, person or other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date of the Option Agreement and that does not, after the date thereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis); (iii) solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act or executed any written consent with respect to, or become a "participant" in, any "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act), in each case with respect to the Common Stock of the Company; or (b) any of the events described in Section 7.1(d)(ii) or (d)(iii) of the Merger Agreement that would allow Parent to terminate the Merger Agreement has occurred (but without the necessity of Parent having terminated the Merger Agreement).

  The Option Agreement provides that the obligation of the Company to deliver Option Shares or Topping Fee Option Shares upon the exercise of the Stock Option or the Topping Fee Option, as the case may be, is subject to the following conditions: (i) all waiting periods, if any, under the HSR Act applicable to the issuance of the Option Shares shall have expired or have been terminated and (ii) there shall be no preliminary or permanent injunction or other final, non-appealable judgment by a court of competent jurisdiction preventing or prohibiting the exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

  12. Plans for the Company; Other Matters.

  Plans for the Company. In light of Parent's electronic commerce strategies as they may develop in the future, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding. See Section 11. The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

  Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

 Other Matters

  Shareholder Approval. Under the GCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement, the Shareholder Agreements and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with the GCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the GCL described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders of the Company.

  Short-Form Merger. Section 1110 of the GCL provides that, if the parent corporation owns at least 90% of the outstanding shares of each class of the subsidiary corporation, the merger into the subsidiary corporation of the parent corporation may be effected by a resolution or plan of Merger adopted and approved by the board of directors of the parent corporation and the appropriate filings with the California Secretary of State, without any action or vote on the part of the shareholders of the subsidiary corporation (a "short-form merger"). Under the GCL, if the Purchaser acquires, pursuant to the Offer, the Stock Option or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to effect the Merger without a vote of the shareholders of the Company. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders. Under the GCL, the Merger may not be accomplished for cash paid to the Company's shareholders if the Purchaser owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California, approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If such shareholder consent or Commissioner of Corporations approval is not obtained, the GCL requires that the consideration received in the Merger consist only of non-redeemable common stock of Parent. The purpose of the Offer is to obtain 90% or more of the Shares and to enable Parent and the Purchaser to acquire all of the equity of the Company.

  In the event that less than 90% of the Shares then outstanding are tendered pursuant to the Offer on the Initial Expiration Date, the Purchaser is required to extend the Offer and may waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer). The Purchaser would thus own upon consummation of the Offer 49.9999% of the Shares then outstanding and would thereafter solicit the approval of the Merger and the Merger Agreement by a vote of the shareholders of the Company. The Purchaser is required to effect a short-form merger as soon as practicable if permitted to do so under the GCL.

  Dissenters' Rights. Holders of the Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time, by complying with the provisions of Chapter 13 of the GCL, may have certain rights to dissent and to require the Company to purchase their Shares for cash at "fair market value." In general, holders of Shares will be entitled to exercise dissenters' rights under the GCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or any law or regulation ("Restricted Shares"). Accordingly, if any holder of Restricted Shares and, if the holders of five percent or more of the Shares properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of the GCL will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of OTC margin stocks issued by the Federal Reserve Board, holders of Shares may likewise exercise their dissenters' rights as to any or all of their Shares entitled to such rights. If the statutory procedures under the GCL relating to dissenters' rights were complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger. The value so determined could be more or less than the Merger Consideration.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

  The foregoing description of the GCL, including the descriptions of Chapter 13, is not necessarily complete and is qualified in its entirety by reference to the GCL.

  Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

  13. Dividends and Distributions.

  The Merger Agreement provides that the Company shall not: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Company Options (as defined in the Merger Agreement); or (iii) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock.

  14. Conditions of the Offer.

  Notwithstanding any other provisions of the Offer, the Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares unless the Minimum Condition has been satisfied; provided, however, that the Minimum Condition must be waived by the Purchaser and the Revised Minimum Number substituted therefor as contemplated, and to the extent required, by Section 1.1(d) of the Merger Agreement. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser is not required to accept for payment or pay for any tendered Shares if, at the scheduled expiration date, (i) any applicable waiting period under the HSR Act has not expired or terminated prior to termination of the Offer, or (ii) any of the following events shall have occurred and be continuing:

    a. there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (as defined in the Merger Agreement) (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Stock Option Agreement or the Shareholder Agreements, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Shareholder Agreements, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to have a material adverse affect on the financial condition, businesses, operations, properties (including intangible properties), results of operations, assets or prospects of the Company, or on the ability of the Company to consummate the Offer or the Merger, or to perform any of their obligations under the Merger Agreement or the Stock Option Agreement; or

    b. there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable to the Offer or the Merger or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is likely to result, directly or indirectly, in any of the consequences referred to in clauses
  (i) through (v) of paragraph a. above; or

    c. there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, (v) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of the Merger Agreement, (vi) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or
  (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    d. there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, operations, properties (including intangible properties), results of operations, assets or prospects of the Company, or in the ability of the Company to consummate the Offer or the Merger, or to perform any of their obligations under the Merger Agreement or the Stock Option Agreement; or

    e. the Company Board of Directors or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their affiliates, (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal (as defined in the Merger Agreement) from, or similar business combination with, a person or entity other than Parent, Purchaser or their affiliates, or (iv) shall have exercised its rights pursuant to Section 5.5 of the Merger Agreement with respect to an Acquisition Proposal, and, directly or through its representatives, continued discussions with any third party concerning an Acquisition Proposal for more than ten business days after the date of receipt of such Acquisition Proposal; or

    f. any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled expiration of the Offer; or

    g. the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

    h. all consents necessary to the consummation of the Tender Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements, and consents from governmental agencies, whether federal, state or local, shall not have been obtained, other than consents the failure to obtain which would not have a material adverse effect on the Company; or

    i. the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition to the foregoing conditions, Parent may terminate the Merger Agreement and the Offer in the event that the Disclosure Schedule of the Company which is to be delivered to Parent pursuant to the Merger Agreement following the Execution Date reveals matters or information that are material and adverse to the Company and the Company shall not have disclosed such matters or information to Parent on or prior to the Execution Date.

  15. Certain Legal Matters.

  Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  Section 1203 of the GCL. The Company is incorporated under the laws of the State of California. Section 1203 of the GCL provides that if a tender offer is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of that corporation shall be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in that publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term "interested party" includes, among other things, a person who is a party to the transaction and (A) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (B) is, or is directly or indirectly controlled by, an officer or director of the subject corporation, or (C) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. While none of the Company, Parent or Purchaser believes that the Offer constitutes a transaction which falls within the provisions of Section 1203, an independent financial advisor, Trautman Kramer, has been retained by the Company, to provide a fairness opinion with respect to the Offer.

  State Takeover Laws. The Company's principal executive offices are located in, and the Company is incorporated under the laws of, the State of California, which currently has no takeover statute that would apply to the Offer or the Merger. However, there can be no assurances that California will not, prior to the completion of the Offer, adopt such a statute. Under the GCL, the Merger may not be accomplished for cash paid to the shareholders of the Company if the Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all of the shareholders of the Company consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. The purpose of the Offer is to obtain 90% or more of the Shares (on a fully diluted basis) and to enable Parent and the Purchaser to acquire control of the Company.

  In the event that less than 90% of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer on the Initial Expiration Date, the Purchaser is required to extend the Offer and may waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer). In the event that the Purchaser acquires the Revised Minimum Number of Shares, it would have the ability to ensure approval of the Merger by the shareholders of the Company with the approval of a de minimis number of remaining outstanding Shares.

  A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

  The Company may conduct business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any Person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Share tendered pursuant to the Offer. See Section 14.

  Antitrust. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

  A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act on or about Wednesday, January 20, 1999, and if filed on such date, the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on Thursday, February 4, 1999. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  16. Fees and Expenses.

  Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Greenhill & Co., LLC is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. In connection with the Offer, Parent has agreed to pay Greenhill & Co., LLC for its services a transaction fee paid by Parent upon completion of the Offer in the amount of approximately $1.9 million. Parent has also agreed, whether or not the Offer is consummated, to pay Greenhill & Co., LLC (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Greenhill & Co., LLC against certain liabilities and expenses in connection with their engagement. Greenhill & Co., LLC renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

  The Purchaser has retained Corporate Investor Communications, Inc. to act as the Information Agent and U.S. Stock Transfer Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Dealer Manager) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  17. Miscellaneous.

  The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the New York Stock Exchange in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          Compaq Interests, Inc.

January 15, 1999

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                           PARENT AND THE PURCHASER

  1.Directors and Executive Officers of Parent. The names, present principal occupation or employment, and material occupations, positions, offices or employments during the last five years of each director and executive officer of Compaq Computer Corporation ("Parent") are set forth below. Unless otherwise noted, the officers and directors have held the positions indicated below with Parent. The business address of each person listed below is 20555 State Highway 249, Houston, Texas 77070, and each person is a citizen of the United States.

                                           Present Principal Occupation or
                                         Employment Position with the Parent
 Directors and Executive Officers          and Five-Year Employment History
 --------------------------------        -----------------------------------
 Lawrence T. Babbio, Jr.............. Director since 1995. Mr. Babbio, age 54, has served as President and Chief
                                      Operating Officer of Bell Atlantic
                                      Corporation since December 1998. In
                                      August 1997, he was elected President and
                                      Chief Operating Officer, Network Group,
                                      and Chairman of Global Wireless Group of
                                      Bell Atlantic. In 1995, he was elected
                                      Vice Chairman of Bell Atlantic. In 1994,
                                      he was elected Executive Vice President
                                      and Chief Operating Officer of Bell
                                      Atlantic. Mr. Babbio is also a director
                                      of Grupo Iusacell, S.A. de C.V.
 Andreas Barth....................... Mr. Barth, age 54, was elected Senior
                                      Vice President, Europe, Middle East and
                                      Africa, in December 1991. He joined
                                      Parent in February 1988 as Managing
                                      Director of Compaq Computer GmbH,
                                      Parent's German subsidiary, was appointed
                                      Vice President, Central Europe, in
                                      December 1990, and Vice President,
                                      Europe, in January 1991.
 Michael D. Capellas................. Mr. Capellas, age 44, was elected Senior
                                      Vice President, Information Management
                                      and Chief Information Officer in August
                                      1998. Mr. Capellas was previously Senior
                                      Vice President and General Manager of
                                      Oracle's global energy sector. In
                                      addition, he spent 18 years with
                                      Schlumberger Limited in a variety of
                                      management positions, including serving
                                      as head of worldwide information
                                      services.
 Judith L. Craven.................... Director since 1998. Dr. Craven, age 53, served as president of the United Way of
                                      the Texas Gulf Coast from 1992 to October
                                      1998. Prior to heading the United Way of
                                      the Texas Gulf Coast, Dr. Craven was vice
                                      president for multicultural affairs at
                                      the University of Texas Health Science
                                      Center at Houston; dean of the School of
                                      Allied Health Sciences at the University
                                      of Texas Health Science Center at
                                      Houston; director of public health for
                                      the City of Houston; chief of Family
                                      Health Service of the City of Houston;
                                      and chief of anesthesia at Riverside
                                      General Hospital. Dr. Craven serves on
                                      the boards of directors at A.H. Belo
                                      Corporation, Luby's Cafeterias, Inc., and
                                      SYSCO Corporation.

 Frank P. Doyle...................... Director since 1998. Mr. Doyle, age 67, retired in December 1995 as an Executive
                                      Vice President of General Electric
                                      Company ("GE"). Mr. Doyle had been an
                                      Executive Vice President of GE and a
                                      member of its corporate executive office
                                      since July 1992. He is a director of the
                                      Paine Webber Group Inc., Roadway Express,
                                      Inc., and Educational Testing Service.
                                      Mr. Doyle served as a director of Digital
                                      Equipment Corporation from 1995 until he
                                      joined the Parent Board of Directors.
 Robert Ted Enloe, III............... Director since 1986. Mr. Enloe, age 60, has served as managing partner of
                                      Balquita Partners, Ltd., a real estate
                                      and securities investment firm, since
                                      1996. From 1975 to 1986, he served as
                                      President, and, from 1992 to 1996, as
                                      Chief Executive Officer, of Liberte
                                      Investors. He was President of L&N
                                      Housing Corp. from 1981 to 1992 and a
                                      director of that entity, now known as LNH
                                      REIT, Inc., from 1981 to 1996. Mr. Enloe
                                      is also a director of Liberte Investors,
                                      Inc., Leggett & Platt, Inc., and Sixx
                                      Holdings, Incorporated.
 Hans W. Gutsch...................... Mr. Gutsch, age 55, was elected Senior
                                      Vice President, Human Resources and
                                      Environment in November 1994. Mr. Gutsch
                                      joined Parent in 1988 as Director, Human
                                      Resources, Europe and was appointed Vice
                                      President, Human Resources, Europe in
                                      June 1992, and Vice President, Human
                                      Resources and Environment, Europe, Middle
                                      East and Africa in January 1993.
 Michael D. Heil..................... Mr. Heil, age 51, was elected Senior Vice
                                      President, Worldwide Sales and Marketing,
                                      in June 1998. From September 1995 to June
                                      1998, he served as Senior Vice President,
                                      Consumer Products Group. Prior to his
                                      arrival at Parent, he was President and
                                      General Manager of Los Angeles Cellular
                                      Telephone Company since May 1989.
 George H. Heilmeier................. Director since 1994. Dr. Heilmeier, age
                                      62, is Chairman Emeritus of Bell
                                      Communications Research, Inc. (Bellcore).
                                      He served as Chairman and Chief Executive
                                      Officer of Bellcore from 1991 to 1997. He
                                      was Senior Vice President and Chief
                                      Technical Officer of Texas Instruments,
                                      Inc. from 1983 to 1991. He is a member of
                                      the Defense Science Board, the
                                      President's National Security
                                      Telecommunications Advisory Committee and
                                      the National Academy of Engineering. Dr.
                                      Heilmeier is also a director of TRW,
                                      Inc., MITRE Corporation, Automatic Data
                                      Processing, Inc. and Teletech Holdings.
 Peter N. Larson..................... Director since 1993. Mr. Larson, age 59, has served as Chairman and Chief
                                      Executive of Brunswick Corporation since
                                      April 1995. Before joining Brunswick, he
                                      was an executive officer of Johnson &
                                      Johnson where he served as Worldwide
                                      Chairman of the Consumer and Personal
                                      Care Group, and was a member of the
                                      Executive Committee and the Board of
                                      Directors. In addition to being a
                                      director of Brunswick, Mr. Larson is also
                                      a director of CIGNA Corp. and Coty, Inc.

 Kenneth L. Lay...................... Director since 1987. Mr. Lay, age 56, has served as Chairman of the Board and Chief
                                      Executive Officer of Enron Corp., a
                                      diversified energy company, since
                                      February 1986. In addition to Enron
                                      Corp., he is a director of Eli Lilly &
                                      Company, Trust Company of the West, Enron
                                      Oil and Gas Company, and EOTT Energy
                                      Corp.
 Earl L. Mason....................... Mr. Mason, age 51, was elected Senior
                                      Vice President and Chief Financial
                                      Officer in June 1996. Prior to his
                                      arrival at Parent, he was Senior Vice
                                      President of Inland Steel Industries,
                                      Inc. ("ISI") since January 1995. From
                                      January 1994 to May 1996, he served as
                                      Chief Financial Officer and President of
                                      Inland International, Inc. He also served
                                      as Vice President of ISI from January
                                      1994 to January 1995, and Vice President,
                                      Finance and Principal Financial Officer
                                      of ISI from June 1991 to January 1994.
 Thomas J. Perkins................... Director since 1997. Mr. Perkins, age 67, served as Chairman of the Board of
                                      Directors of Tandem Computers
                                      Incorporated from 1974 until 1997. He has
                                      been a General Partner of Kleiner Perkins
                                      Caufield & Byers, a private investment
                                      partnership, since 1972, and has served
                                      as either a general or limited partner of
                                      numerous funds formed by Kleiner Perkins
                                      Caufield & Byers. He is also a director
                                      of News Corporation and TriStrata
                                      Security.
 Enrico Pesatori..................... Mr. Pesatori, age 58, was elected Senior
                                      Vice President, Corporate Marketing in
                                      June 1998. He joined Parent in August
                                      1997 when Tandem Computers Incorporated
                                      was acquired by Parent. At the time of
                                      that acquisition, Mr. Pesatori served as
                                      President of Tandem. Mr. Pesatori served
                                      as vice president and general manager of
                                      Digital Equipment Corporation's Computer
                                      Systems Division from 1993 to 1996.
 Gregory E. Petsch................... Mr. Petsch, age 48, was elected Senior
                                      Vice President, Manufacturing and
                                      Quality, in July 1993. He joined Parent
                                      in September 1983 as Director of
                                      Manufacturing Control and was named Vice
                                      President, CPU Manufacturing in May 1989
                                      and Vice President, Manufacturing in
                                      November 1991.
 Eckhard Pfeiffer.................... Director since 1991. Mr. Pfeiffer, age
                                      57, was appointed President and Chief
                                      Executive Officer and elected a director
                                      of Compaq in October 1991. He joined
                                      Parent in September 1983 as Vice
                                      President, Europe and was elected Senior
                                      Vice President, International Operations
                                      in January 1986, President, Europe and
                                      International Division in May 1989, and
                                      Executive Vice President and Chief
                                      Operating Officer in January 1991. He is
                                      also a director of Bell Atlantic
                                      Corporation and General Motors
                                      Corporation.
 John J. Rando....................... Mr. Rando, age 46, was elected Senior
                                      Vice President and General Manager,
                                      Service in June 1998 at the time of
                                      Compaq's acquisition of Digital Equipment
                                      Corporation. Prior to this, he served as
                                      Senior Vice President and General
                                      Manager, Digital Worldwide Services from
                                      1996 to 1998, and as Vice President,
                                      Digital Multivendor Customer Services
                                      from 1993 to 1996.

 Kenneth Roman....................... Director since 1991. Mr. Roman, age 68, served as Chairman and Chief Executive
                                      Officer of The Ogilvy Group (and from
                                      1985 to 1989 as Chairman of Ogilvy &
                                      Mather Worldwide). He was Executive Vice
                                      President of American Express from 1989
                                      to 1991. Mr. Roman is a director of
                                      Brunswick Corporation, Coty Inc., Nelson
                                      Communications, and PennCorp Financial
                                      Group, Inc.
 John T. Rose........................ Mr. Rose, age 53, was elected Senior Vice
                                      President, Enterprise Computing Group, in
                                      July 1996. He joined Parent as Senior
                                      Vice President, Desktop PC Division, in
                                      July 1993. Prior to his arrival at
                                      Parent, he was Vice President of Digital
                                      Equipment Corporation's Personal
                                      Computing Systems Business, which he
                                      established in 1985.
 Benjamin M. Rosen................... Director since 1982. Mr. Rosen, age 65, was appointed Chairman of the Board of
                                      Directors of Parent in 1983. Mr. Rosen is
                                      a director of Capstone Turbine Corp., a
                                      privately held technology company. He is
                                      also Vice Chairman of the Board of
                                      Trustees of the California Institute of
                                      Technology.
 Lucille S. Salhany.................. Director since 1996. Ms. Salhany, age 52, serves as President and Chief Executive
                                      Officer of J.H. Media Limited. She served
                                      as President and Chief Executive Officer
                                      of United Paramount Network from
                                      September 1994 until September 1997. From
                                      January 1993 to July 1994, she served as
                                      Chairman of FOX Broadcasting Company and
                                      also was a member of the Board of
                                      Directors of Fox Inc. Ms. Salhany is a
                                      director of American Media, Avid
                                      Technology, and Boston Restaurant
                                      Associates.
 Rodney W. Schrock................... Mr. Schrock, age 39, was elected Senior
                                      Vice President, Consumer Products Group,
                                      in June 1998, and was Vice President,
                                      Consumer Products Group from January
                                      1998. He joined Parent in 1987 as
                                      Director of Compaq Systems Product
                                      Marketing and served as Director of
                                      Desktop business and Technology from 1993
                                      until 1995. In 1995, he was named Vice
                                      President of the Presario PC Division.
 Thomas C. Siekman................... Mr. Siekman, age 56, was elected Senior
                                      Vice President, General Counsel &
                                      Secretary in June 1998 at the time of
                                      Compaq's acquisition of Digital Equipment
                                      Corporation. He was elected Vice
                                      President and General Counsel of Digital
                                      in 1993.
 Edward M. Straw..................... Mr. Straw, age 59, was elected Senior
                                      Vice President, Supply Chain Management
                                      in December 1998. Mr. Straw joined Parent
                                      from Ryder Integrated Logistics, Inc.
                                      where he served as President since June
                                      1997. Prior to Ryder, Mr. Straw spent
                                      35 years in the U.S. Navy, where he rose
                                      to the rank of Vice Admiral (three-star)
                                      and served four years as Director of the
                                      Defense Logistics Agency, the lead
                                      Department of Defense agency for the U.S.
                                      military's worldwide logistics support.

 William D. Strecker................. Mr. Strecker, age 54, was elected Senior
                                      Vice President, Technology and Corporate
                                      Development, in June 1998, at the time of
                                      Parent's acquisition of Digital Equipment
                                      Corporation. He had been an executive
                                      officer of Digital since 1985, most
                                      recently serving as Vice President,
                                      Corporate Strategy and Technology and
                                      Chief Technical Officer.
 Michael J. Winkler.................. Mr. Winkler, age 53, was elected Senior
                                      Vice President, PC Products Group in
                                      November 1996. He joined Parent in
                                      November 1995 as Senior Vice President,
                                      Portable PC Division. Prior to his
                                      arrival at Parent, he was a Vice
                                      President and General Manager of the
                                      Computer Systems Division of Toshiba
                                      America Information Systems since October
                                      1991.

  2.Directors and Executive Officers of the Purchaser. The names, present principal occupation or employment, and material occupations, positions, offices or employments during the last five years of each director and executive officer of Compaq Interests, Inc. (the "Purchaser") are set forth below. Unless otherwise noted, the officers and directors have held the positions indicated below with the Purchaser. The business address of each person listed below is 20555 State Highway 249, Houston, Texas 77070, and, each person is a citizen of the United States.

                                           Present Principal Occupation or
                                         Employment Position with the Parent
 Directors and Executive Officers          and Five-Year Employment History
 --------------------------------        -----------------------------------
 Linda S. Auwers..................... Secretary. Ms. Auwers, age 51, was
                                      appointed Vice President and Associate
                                      General Counsel of Parent in October
                                      1997. She joined Parent in May 1988 as a
                                      corporate attorney and was appointed Vice
                                      President and Assistant General Counsel
                                      of Parent in May 1995.
 Earl L. Mason....................... Director and President. See biographical information for Mr. Mason set forth in
                                      Section 1 above.
 Ben K. Wells........................ Vice President and Treasurer. Mr. Wells,
                                      age 45, was elected Vice President &
                                      Corporate Controller of Parent in
                                      September 1997. Prior to this, he served
                                      as Assistant Treasurer of Parent from
                                      August 1993 until September 1997. He has
                                      served in various treasury functions for
                                      Parent since 1987.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:

                        U.S. Stock Transfer Corporation

 By Mail, Hand or Overnight Delivery:        By Facsimile Transmission:
          1745 Gardena Avenue             (For Eligible Institutions Only)
      Glendale, California 91204                   (818) 502-0674
         Attention: Mark Cano
                                           Confirm Receipt of Facsimile by
                                                     Telephone:
                                                   (818) 502-1404

  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Shareholders may also contact Greenhill & Co., LLC, Dealer Manager for the Offer, or their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    Corporate Investor Communications, Inc.

                               111 Commerce Road
                       Carlstadt, New Jersey 07072-2586
                     Banks and Brokers call (800) 346-7885
                   All others call Toll Free (888) 421-4808

                     The Dealer Manager for the Offer is:

                             GREENHILL & CO., LLC

                        31 West 52nd Street, 16th Floor
                           New York, New York 10019
                         (212) 408-0660 (Call Collect)
                                      or
                         Call Toll Free (888) 504-7336